Exhibit 10.2

THIRD AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT
This THIRD AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT, dated as of June 3, 2013 (this “Third Amendment”), is by and between Selective Insurance Group, Inc., a New Jersey corporation (the “Seller”), and AlphaStaff Group, Inc., a Florida corporation (the “Purchaser”).
RECITALS
WHEREAS, the Seller and the Purchaser are parties to that certain Stock and Asset Purchase Agreement, dated as of October 27, 2009, by and among the Seller, the Purchaser and certain of their Affiliates (as amended, the “Purchase Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement); and
WHEREAS, the Seller and the Purchaser desire to amend the Purchase Agreement to, among other things, terminate the Annual Payments and Quarterly Earn-Out Payments currently payable under the Purchase Agreement and reduce the administrative burden associated with the administration thereof; and
WHEREAS, Section 11.07 of the Purchase Agreement provides that the Purchase Agreement may be amended by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser.
NOW, THEREFORE, in consideration of the foregoing premises, and the agreements, covenants, representations and warranties contained in the Purchase Agreement and herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and accepted, the parties, intending to be legally bound, hereby agree as follows:
1.Contemporaneously with the execution of this Third Amendment, the Purchaser shall pay to the Seller an amount equal to $887,176.50, by wire transfer of immediately available funds to an account designated in writing by Seller (the “Termination Payment”). The Purchaser and the Seller acknowledge and agree that the Termination Payment shall not be subject to offset and represents the full and final payment of the Purchase Price, including, but not limited to, (i) all Annual Payments, (ii) all Quarterly Earn-Out Payments and (iii) the amount required by the Seller as a condition to its willingness to execute this Third Amendment. From and after the payment of the Termination Payment by the Purchaser to the Seller, no additional amounts shall be due or payable by either party pursuant to the Purchase Agreement except as may be required by Article VII (Tax Matters) or Article IX (Indemnification) of the Purchase Agreement.
2.    Section 1.01 of the Purchase Agreement is hereby amended by amending and restating the definitions of “Quarterly Earn-Out Period” and “Purchase Price” to read as follows:
““Quarterly Earn-Out Period” means a fiscal quarter beginning with the start of the fiscal quarter ending June 30, 2010 and ending with the end of the fiscal quarter ending March 31, 2013.”
““Purchase Price” means an amount equal to the aggregate of the Initial Payment, the Initial Earn-Out Payment, the Subsequent Payment, the Quarterly Earn-Out Payments and the Termination Payment.”.
3.    Section 2.03(a)(iii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“The Purchaser shall pay to the Seller an Annual Payment on the one-year anniversary of the Closing Date, or, if such date is not a Business Day, the first Business Day following such date, and on each of the succeeding two anniversaries of the Closing Date, or, if any such date is not a Business Day, the first Business Day following such date (each such date an “Annual Payment Date” and such three Annual Payments, collectively, the “Subsequent Payment”).”
4.    Section 2.03(a)(iv) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“The Purchaser shall pay to the Seller the Quarterly Earn-Out Payment for each Quarterly Earn-Out Period on the respective Quarterly Earn-Out Payment Date for such Quarterly Earn-Out Period, as set forth on Exhibit 2.03(a)(iv).”
5.    Exhibit 2.03(a)(iv) to the Purchase Agreement is hereby amended by the deletion of the definition of “Selective Agent” in its entirety and the insertion in lieu thereof of the following:
““Selective Agent” means those Persons set forth on Section 2.03(a)(iv)-B of the Disclosure Letter, as the same may be amended from time to time prior to the date of the Third Amendment to this Agreement, provided, however, that in no instance shall a Common Broker be deemed to be a Selective Agent.”.
6.    Sections 2.08, 5.01(d), 5.08 and 5.09 of the Purchase Agreement are each hereby amended and restated in their entirety to read “[Intentionally omitted]”, and all defined terms used exclusively therein are hereby deleted.
7.    Exhibits 2.08(A), 2.08(a)-A, 2.08(b), 2.08(b)-A and 2.08(b)-B to the Purchase Agreement are each hereby deleted in their entirety, and all defined terms used exclusively therein are hereby deleted.
8.    Except as specifically amended hereby, the terms and provisions of the Purchase Agreement shall continue and remain in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms. All references in the Purchase Agreement (and in any other agreements, documents and instruments entered into in connection therewith) to the “Purchase Agreement” shall be deemed for all purposes to refer to the Purchase Agreement, as amended, including by this Third Amendment.
9.    This Third Amendment may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
10.    This Third Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Third Amendment shall be heard and determined exclusively in any Florida federal court sitting in Miami-Dade County, Florida, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Florida state court sitting in Miami-Dade County, Florida. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Third Amendment or the transactions contemplated by this Third Amendment. If any term or other provision of this Third Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Third Amendment shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Third Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
11.    Seller on behalf of itself and its controlled Affiliates, Subsidiaries, predecessors, successors and assigns, and their present, future and former officers, directors, employees, consultants, agents, administrators, representatives and attorneys (collectively, the “Seller Releasors”), and Purchaser, on behalf of itself and its Affiliates, Subsidiaries, parents, related Entities, investors, predecessors, successors and assigns, and their present, future and former owners, officers, directors, partners, employees, consultants, agents, stockholders, administrators, representatives and attorneys (collectively, the “Purchaser Releasors”), each hereby release and discharge the other party, including the other party’s respective Affiliates, Subsidiaries, parents, related Entities, investors, predecessors, successors and assigns, and their present, future and former owners, officers, directors, managers, members, partners, trustees, employees, consultants, agents, stockholders, administrators, representatives and attorneys (collectively, in the case of the Seller, the “Seller Releasees”, and, in the case of the Purchaser, the “Purchaser Releasees”), from any and all known or unknown claims and causes of action that any of the Seller Releasors or Purchaser Releasors ever had, now have or hereafter can, shall or may, have against any of the Purchaser Releasees or Seller Releasees, respectively, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of time through and including the date of the Third Amendment, solely to the extent such was or is in connection with, arises out of, or is premised upon the calculation or payment of the Purchase Price or any Initial Payment, Initial Earn-Out Payment, Subsequent Payment, Quarterly Earn-Out Payment or Termination Payment. For the avoidance of doubt, the release set forth in this Section 11 of this Third Amendment (i) does not supersede, replace, or modify the agreements of the Seller and the Purchaser set forth in the Purchase Agreement other than as specifically stated above or contemplated herein and (ii) shall not consititute a waiver by either party of its right to enforce the provisions of this Third Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Third Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.
SELLER
SELECTIVE INSURANCE GROUP, INC.

By:     /s/ Dale A. Thatcher
Name: Dale A. Thatcher
Title: Executive Vice President and
Chief Financial Officer

PURCHASER
ALPHASTAFF GROUP, INC.

By:     /s/ Christina Allan
Name: Cristina Allan
Title: President and Chief Executive Officer

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